                                                                     EXHIBIT 5.1

                        [COOLEY GODWARD LLP LETTERHEAD]




June 3, 1998



PacifiCare Health Systems, Inc.
3120 Lake Center Drive
Santa Ana, CA 92704

RE: PACIFICARE HEALTH SYSTEMS, INC. REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by PacifiCare Health Systems, Inc. (the "Company") and two of its wholly-owned subsidiaries, PacifiCare Operations, Inc. and FHP International Corporation (the "Subsidiary Guarantors") of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission with respect to up to $250,000,000 of debt securities (the "Debt Securities") of the Company and certain guarantees provided by each Subsidiary Guarantor (the "Guarantees"), each to be issued pursuant to the Indenture filed as Exhibit 4.1 to the Registration Statement (the "Indenture") between the Company and Chase Manhattan Bank & Trust Company, National Association, as trustee.

In connection with this opinion, we have examined the Indenture, the Registration Statement and related Prospectus, the Certificate of Incorporation and Bylaws of the Company and each Subsidiary Guarantor, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, the due execution, delivery and binding effect of all documents where due execution and delivery are a prerequisite to the effectiveness thereof, and that there are no extrinsic agreements or understandings among the parties that would modify or interpret the terms of the agreements or the respective rights or obligations of the parties thereunder.

Our opinion is expressed only with respect to the federal laws of the United States of America, the General Corporation Law of the State of Delaware and the laws of the State of California. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof; accordingly, our opinions in paragraphs 1, 2 and 3 below as to the validity, binding effect and enforceability of the Indenture, Debt Securities and Guarantees are premised on the result that would obtain if a California court were to apply the internal laws of the State of California (notwithstanding the designation of the laws of the State of New York) to the interpretation and enforcement of the Indenture, Debt Securities and Guarantees.

[COOLEY GODWARD LLP LETTERHEAD]

PacificCare Health Systems, Inc.
June 3, 1998
Page Two


On the basis of the foregoing, and in reliance thereon, we are of the opinion that:

     1. The Indenture, when duly executed and delivered by the Company, the Subsidiary Guarantors, and the Trustee in the form filed as Exhibit 4.1 to the Registration Statement, will constitute a valid and binding obligation of the Company, subject to (a) applicable bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, suretyship, dissolution, moratorium, receivership or other similar laws affecting creditors' rights generally; (b) general equity principles and the limitations on the availability of equitable relief, including, without limitation, specific performance; (c) limitations created by or arising under statute or case law on a debtor's or guarantor's ability to waive rights or benefits; (d) limitations imposed by law and public policy on indemnification and contribution; (e) limitations on the right of a lender to impose added charges for late payments or defaults by a borrower or guarantor where it is determined that such charges bear no reasonable relation to the damage suffered by the lender as a result of such late payments or defaults; and (f) limitations on corporate distributions to stockholders.

     2. When each series of Debt Securities is duly executed and authenticated by the Trustee in the manner provided in the Indenture and delivered against payment to the Company of the purchase price of such series of Securities in accordance with authorization of the Company's Board of Directors, each such series of Debt Securities will have been legally issued and will constitute valid and binding obligations of the Company, subject to (a) applicable bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, suretyship, dissolution, moratorium, receivership or other similar laws affecting creditors' rights generally; (b) general equity principles and the limitations on the availability of equitable relief, including, without limitation, specific performance; (c) limitations created by or arising under statute or case law on a debtor's or guarantor's ability to waive rights or benefits; (d) limitations imposed by law and public policy on indemnification and contribution; (e) limitations on the right of a lender to impose added charges for late payments or defaults by a borrower or guarantor where it is determined that such charges bear no reasonable relation to the damage suffered by the lender as a result of such late payments or defaults; and (f) limitations on corporate distributions to stockholders.


     3. The Guarantees have been duly authorized and when notated in the manner provided in the Indenture, will have been legally issued and will constitute valid and binding obligations of such Subsidiary Guarantor, subject to (a) applicable bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, suretyship, dissolution, moratorium, receivership or other similar laws affecting creditors' rights generally; (b) general equity principles and the limitations on the availability of equitable relief, including, without limitation, specific performance; (c) limitations created by or arising under statute or case law on a debtor's or guarantor's ability to waive rights or benefits; (d) limitations imposed by law and public policy on indemnification and contribution; (e) limitations on the right of a lender to impose added charges for late payments or defaults by a borrower or guarantor where it is determined that such charges bear no reasonable relation to the damage suffered by the lender as a result of such late payments or defaults; and (f) limitations on corporate distributions to stockholders.

COOLEY GODWARD LLP

PacifiCare Health Systems, Inc.
June 3, 1998
Page Three

We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.


Very truly yours,

Cooley Godward LLP


By: /s/ MICHAEL R. JACOBSON
   -------------------------
        Michael R. Jacobson